UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RingCentral, Inc.

(Name of Registrant as Specified In Its Charter)

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RINGCENTRAL, INC.

1400 FASHION ISLAND BLVD. 7TH FLOOR

SAN MATEO, CALIFORNIA 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Daylight Time on Friday, May 16, 2014

Dear Stockholders of RingCentral, Inc.:

The Annual Meeting of Stockholders of RingCentral, Inc., a Delaware corporation, will be held on Friday, May 16, 2014, at 10:00 a.m. Pacific Daylight Time, at the Marriott San Mateo Hotel, 1770 South Amphlett Boulevard, San Mateo, California 94402, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of RingCentral, Inc. has fixed the close of business on April 4, 2014 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock on April 4, 2014 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

This proxy statement and our 2013 annual report can be accessed directly at the following Internet address: ir.ringcentral.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of RingCentral, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Vladimir Shmunis
Chairman and Chief Executive Officer
San Mateo, California
April 10, 2014

RINGCENTRAL, INC.

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on May 16, 2014, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Marriott San Mateo Hotel, located at 1770 South Amphlett Boulevard, San Mateo, California 94402, on Friday, May 16, 2014 at 10:00 a.m. PDT. This proxy statement, the accompanying form of proxy card and our 2013 annual report are first being mailed on or about April 10, 2014 to all stockholders entitled to vote at the Annual Meeting. We use the terms “RingCentral,” “the “Company,” “we,” “our” and “us” in this proxy statement to refer to RingCentral, Inc., a Delaware corporation. RingCentral’s principal executive offices are located at 1400 Fashion Island Blvd., 7th Floor, San Mateo, California 94404.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	“FOR” the nominees for election as Class I directors;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named in the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock, as of the close of business on April 4, 2014, the record date, may vote at the Annual Meeting. We refer to the Class A common stock and the Class B common stock collectively as the common stock in this proxy statement. As of the record date, we had 28,013,633 shares of Class A common stock outstanding and 38,949,990 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of our Class A common stock will be entitled to one (1) vote for each share of Class A common stock held on the record date, and each holder of Class B common stock will be entitled to ten (10) votes for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. No shares of our preferred stock were outstanding as of the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at www.investorvote.com/RNG, 24 hours a day, seven days a week, until 11:59 p.m. on May 15, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-652-VOTE (8683) (have your proxy card in hand when you call);

•	by completing and mailing your proxy card, which shall be received by us no later than May 14, 2014 (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of RingCentral, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot in person at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed for approval of each matter?

•	Proposal One: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominations for election as a director.

•	Proposal Two: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the “non-routine” election of directors absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within RingCentral or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those that do attend will be available to answer appropriate questions from stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2013 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2013 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that RingCentral only send a single copy of the proxy materials and 2013 annual report, stockholders may contact us as follows:

RingCentral, Inc.

Attention: Investor Relations

1400 Fashion Island Blvd. 7th floor

San Mateo, California 94404

Email: ir@ringcentral.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 6, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

RingCentral, Inc.

Attention: Corporate Secretary

1400 Fashion Island Blvd. 7th floor

San Mateo, California 94404

Email: ir@ringcentral.com

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2015 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 25, 2015; and

•	not later than the close of business on February 24, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2014 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of RingCentral at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing RingCentral’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors are independent within the meaning of the listing rules of the New York Stock Exchange, or NYSE. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of March 31, 2014.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Vladimir Shmunis	I	53	Chairman and Chief Executive Officer	1999	2014	2017
Neil Williams(1)	I	61	Director	2012	2014	2017

Continuing Directors
Douglas Leone(2)(3)	II	56	Director	2006	2015	—
David Weiden(3)	II	41	Director	2006	2015	—
Robert Theis(1)(2)	III	52	Director	2011	2016	—
Bobby Yerramilli-Rao(1)	III	47	Director	2012	2016	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Nominees for Director

Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Our board of directors believes that Mr. Shmunis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his experience as an executive in the technology industry. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Neil Williams has served on our board of directors since March 2012. Mr. Williams has served as Senior Vice President and Chief Financial Officer at Intuit since January 2008. Prior to joining Intuit, from April 2001 to September 2007, Mr. Williams served as Executive Vice President of Visa U.S.A., Inc., a credit and debit card payment network. From November 2004 to September 2007, he served as Chief Financial Officer. During the same period, Mr. Williams held the dual role of Chief Financial Officer for Inovant LLC, Visa’s global IT organization. Mr. Williams holds a B.A. in Business Administration from the University of Southern Mississippi and is a certified public accountant.

Our board of directors believes that Mr. Williams possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of finance, accounting and audit oversight.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Shmunis and Williams. RingCentral expects that Messrs. Shmunis and Williams will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Vote Required

Directors are elected by a plurality vote. The two nominees for director receiving the highest number of votes cast will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Douglas Leone has served on our board of directors since December 2006. Mr. Leone has been at Sequoia Capital, a venture capital firm, since 1988 and has been a managing member since 1993. Mr. Leone also serves on the boards of directors of ServiceNow, Inc., a cloud-based service provider, and CafePress Inc., an online retailer. Mr. Leone holds a B.S. in Mechanical Engineering from Cornell University, an M.S. in Industrial Engineering from Columbia University and an M.S. in Management from the Massachusetts Institute of Technology.

Our board of directors believes that Mr. Leone possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist and as a director of technology companies focusing on Internet and software and communications companies. Our board of directors also believes that Mr. Leone brings historical knowledge and continuity to the board of directors.

David Weiden has served on our board of directors since December 2006. Mr. Weiden has served as a General Partner at Khosla Ventures, a venture capital firm, since 2006. Prior to joining Khosla Ventures, Mr. Weiden worked as an entrepreneur at companies acquired by AT&T, Inc., Time Warner Inc. and Microsoft Corporation. Mr. Weiden holds an A.B. in Organizational Behavior from Harvard University.

Our board of directors believes that Mr. Weiden possesses specific attributes that qualify him to serve as a director, including his experience as venture capitalist focusing on the technology sector and his professional experience as an executive of other telecommunications and technology companies. Our board of directors also believes that Mr. Weiden brings historical knowledge and continuity to the board of directors.

Robert Theis has served on our board of directors since August 2011. Mr. Theis has served as a managing director at Scale Venture Partners, a venture capital firm, since May 2008. Mr. Theis also serves on the board of directors at BrightRoll, Inc., a provider of digital video advertising, HubSpot, Inc., a provider of inbound marketing software, and PeopleMatter, Inc., a provider of human capital management software. Prior to joining Scale Ventures, from July 2000 to April 2008, Mr. Theis served as a general partner with Doll Capital Management, a venture capital firm. From July 1996 to June 2000, Mr. Theis served as executive vice president and served on the board of directors of New Era of Networks, Inc., a supplier of Internet infrastructure software and services. From April 1986 to June 1996, Mr. Theis served as a Managing Director at Sun Microsystems, Inc., a provider of computers and computer components acquired by Oracle Corporation, and from January 1984 to March 1986, as Marketing Manager at Silicon Graphics, Inc., a provider of high-performance computing solutions. Mr. Theis holds a B.A. in Economics from the University of Pittsburgh, Pennsylvania.

Our board of directors believes that Mr. Theis possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist investment professional and as a director of technology infrastructure and applications companies.

Bobby Yerramilli-Rao has served on our board of directors since November 2012. Since April 2012, Dr. Yerramilli-Rao has served as a Director with Hermes Growth Partners, Ltd., a private equity firm focused on growth stage companies in the telecom, media and technology sectors. From August 2010 to April 2012, he was served as a founder of Hermes Growth Partners, Ltd. From January 2006 to July 2010, he served as Corporate Strategy Director and Internet Services Marketing Director of Vodafone Group PLC, a provider of mobile communications products and services. From 1994 to January 2006, Dr. Yerramilli-Rao served as a partner at McKinsey & Company, a management consulting company. He holds an M.A. in Electrical Engineering from the University of Cambridge and a D.Phil in Robotics from the University of Oxford.

Our board of directors believes that Dr. Yerramilli-Rao possesses specific attributes that qualify him to serve as a director, including his experience as a private equity investor focusing on growth stage companies in the telecommunications and technology sectors and his professional experience as an executive of a telecommunications services provider.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. The determination of our board of directors was based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our board of directors has determined that all of the members of our board of directors, except our chief executive officer, Vladimir Shmunis, are “independent directors” as defined in the applicable NYSE rules.

Leadership Structure

Mr. Shmunis currently serves as both Chairman of our board of directors and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Shmunis’ leadership, company specific experience and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since our founding in 1999, Mr. Shmunis is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Shmunis possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Shmunis’ combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our Chief Executive Officer, Mr. Shmunis, is our Chairman, our board of directors has appointed Mr. Leone to serve as our lead independent director. In addition, from time to time, our lead independent director, Mr. Leone will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2013, the board of directors held nine meetings (including regularly scheduled and special meetings), and acted by unanimous written consent six times. No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees from time to time. The charters for each of our committees are available on our website at ir.ringcentral.com.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

•	periodically reviewing legal compliance matters, including securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our company and reviewing and, if appropriate, approving all transactions between our company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);

•	periodically reviewing our code of business conduct and ethics;

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and

•	reviewing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our audit committee is comprised of Robert Theis, Bobby Yerramilli-Rao and Neil Williams, who is the chairperson of the committee. Our board of directors has designated Neil Williams as an “audit committee financial expert,” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of the Rule 10A-3, an audit committee member may not, other than in his capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.

Our audit committee had six meetings in 2013.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer to the board of directors for its approval;

•	administering our equity compensations plans for our employees and directors; and

•	reviewing for inclusion in our proxy statement the report of the compensation committee required by the Securities and Exchange Commission.

The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our compensation committee is comprised of Douglas Leone and Robert Theis, who is the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Securities Exchange Act of 1934, as amended, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Our compensation committee had six meetings in 2013 and acted by unanimous written consent two times in 2013.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, or nominating committee, oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	reviewing succession planning for our chief executive officer and other executive officers and evaluating potential successors;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.

The nominating committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our nominating committee is comprised of David Weiden and Douglas Leone, who is the chairperson of the committee. Each of the nominating committee members is an independent director for nominating committee purposes as that term is defined in the applicable rules of the NYSE.

Our nominating committee had one meeting in 2013.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of directors candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating and corporate governance committee recommends to the full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information about the candidate, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the company and evidence of the recommending stockholder’s ownership of company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the company, attention of the Secretary, General Counsel or the Legal Department, at RingCentral, Inc., 1400 Fashion Island Blvd., 7th Floor, San Mateo, California 94404. Notice must be received by us no earlier than January 25, 2015 and no later than February 24, 2015 for our 2015 meeting. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law. The Secretary of the Company will provide a copy of the Amended and Restated Bylaws upon request in writing from a stockholder.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to our Secretary at RingCentral, Inc., 1400 Fashion Island Blvd., 7th Floor, San Mateo, California, 94404, Attn: Secretary. Our Secretary, General Counsel or Legal Department will review all incoming stockholder communications and, if appropriate, such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics is available on our website at ir.ringcentral.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

Prior to the effective date of our registration statement filed in connection with our initial public offering on September 26, 2013, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we paid cash compensation or granted stock options to certain non-employee directors for their service on our board of directors. We also have reimbursed our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.

In September 2013, our board of directors, after reviewing data provided by our independent compensation consulting firm, Compensia, Inc., or Compensia, regarding practices at comparable companies, adopted a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this compensation program, each non-employee director will receive cash and equity compensation for board services as described below. We also will continue to reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

Cash Compensation

Our non-employee directors are entitled to receive the following cash compensation for their services:

•	$25,000 per year for service as a board member;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$5,000 per year for service as chair of the nominating and governance committee;

•	$8,000 per year for service as member of the audit committee;

•	$4,000 per year for service as member of the compensation committee; and

•	$2,000 per year for service as member of the nominating and governance committee.

All cash payments to non-employee directors are paid quarterly in arrears.

Equity Compensation

On the date of each annual meeting of stockholders beginning with the first annual meeting following our initial public offering, each non-employee director will be granted an award of options or restricted stock units having an award value of $175,000 (as determined based on the fair value of the award on the date of grant), which award will vest in twelve equal monthly installments beginning on the first monthly anniversary after the grant date, but will vest fully on the date of the next annual meeting held after the date of grant if not fully vested on such date, in each case, subject to the non-employee director continuing to be a service provider through each vesting date. In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest and, if applicable, become exercisable. In no event will the award granted under the policy be greater than the non-employee director limits set forth in our 2013 Plan.

The following table shows, for the fiscal year ended December 31, 2013, certain information with respect to the compensation of all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Doug Leone(3)	8,962	—	45,283	—	—	54,245
Rob Theis(4)	11,334	—	45,283	—	—	56,617
David Weiden(5)	7,117	—	45,283	—	—	52,400
Neil Williams(6)	11,861	—	45,283	—	—	57,144
Bobby Yerramilli-Rao(7)	8,698	—	45,283	—	—	53,981
Joseph Kennedy(8)	—	—	—	—	—	—

(1)	Amounts listed in this column represent the fair value of the awards computed in accordance with FASB ASC Topic 718 as of the grant date multiplied by the number of shares. See note 7 to the notes to our consolidated financial statements for a discussion of assumptions made in determining the grant date fair value.
(2)	Our board of directors approved, effective on September 26, 2013, the effective date of the registration statement filed in connection with our initial public offering, a grant of stock options to purchase 6,730 shares of Class A common stock to each of our non-employee directors. Each grant vests in six equal monthly installments beginning on the first monthly anniversary after the grant date, but which will vest fully on the date of the first annual meeting following our initial public offering if not fully vested on such date, subject, in either case, to the non-employee director continuing to provide services to us through any vesting date. The options each have an exercise price of $13.00 per share.
(3)	As of December 31, 2013, Mr. Leone held an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date subject to his continued service with us.
(4)	As of December 31, 2013, Mr. Theis held an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date subject to his continued service with us.
(5)	As of December 31, 2013, Mr. Weiden held an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date subject to his continued service with us.
(6)	As of December 31, 2013, Mr. Williams held (i) an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date subject to his continued service with us and (ii) an early exercise option to purchase 30,000 shares of our Class B common stock at an exercise price of $2.73 per share, with one-fourth (1/4) of the shares subject to the option vesting on the first anniversary of the date of grant, which was March 7, 2012, and one forty-eighth (1/48) of the shares subject to the option vesting each month thereafter, such that all of the shares subject to the option will have vested on the fourth anniversary of the date of grant subject to his continued service with us.
(7)	As of December 31, 2013, Mr. Yerramilli-Rao held an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which vests and becomes exercisable in six equal monthly installments beginning on the first monthly anniversary after the grant date subject to his continued service with us.
(8)	Mr. Kennedy resigned as a member of our board of directors in August 2013.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2014. During the year ended December 31, 2013, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of RingCentral and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014. Our audit committee is submitting the selection of KPMG to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of KPMG, the board of directors may reconsider the appointment.

Professional Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for the years ended December 31, 2012 and 2013.

	2012	2013
Audit Fees(1)	$937,441	$2,661,711
Tax Fees(2)	$89,691	$231,596

	$1,027,132	$2,893,307

(1)	“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees for 2013 also include professional services rendered in connection with our Form S-1 related to our initial public offering of common stock completed in September 2013.
(2)	“Tax Fees” consist of professional services for tax compliance, tax advice and tax planning. These services include assistance with federal, state and international tax compliance, as well as federal, state and international tax planning.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and other services.

All non-audit services were pre-approved by our Audit Committee, which concluded that the provision of such services by KPMG, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at ir.ringcentral.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, KPMG, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

•	discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 26, 2014.

Respectfully submitted by the members of the audit committee of the board of directors:

Neil Williams (Chair)

Rob Theis

Bobby Yerramilli-Rao

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of March 31, 2014:

Name	Age	Position

Vladimir Shmunis	53	Chief Executive Officer and Chairman
Clyde Hosein	54	Executive Vice President and Chief Financial Officer
David Berman	42	President
Kira Makagon	50	Executive Vice President, Innovation
Praful Shah	58	Senior Vice President, Strategy
John Marlow	45	Senior Vice President, Corporate Development, General Counsel and Secretary

Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer and Chairman since our inception in 1999. Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc. From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation. Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Clyde R. Hosein has served as our Executive Vice President and Chief Financial Officer since August 2013 and served as a consultant to us from June 2013 to August 2013. Prior to joining us, from October 2012 to June 2013, Mr. Hosein served as an independent business consultant. From June 2008 to October 2012, Mr. Hosein served as the Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded fabless semiconductor provider of high-performance, application-specific standard products, and he also served as the Interim Chief Operating Officer and Secretary of Marvell from October 2008 to March 2010. From March 2003 until June 2008, Mr. Hosein served as Chief Financial Officer for Integrated Device Technologies, a publicly traded company that develops and delivers mixed-signal semiconductor solutions to the communications, computing and consumer end markets. From 2001 until 2003, Mr. Hosein served as Chief Financial Officer of Advanced Interconnect Technologies. From 1997 to 2001, Mr. Hosein was the Chief Financial Officer and senior director of corporate planning of Candescent Technologies Corporation. Previous to Candescent, Mr. Hosein spent over 14 years with IBM Corporation, where he held several engineering and financial positions within their storage, microelectronics, data systems and corporate divisions. Mr. Hosein serves on the board of directors of Cree Inc., a publicly traded company that develops and manufactures LED products. Mr. Hosein holds a B.S. in Industrial Engineering from Polytechnic University in New York and an M.B.A. from New York University Stern School of Business.

David Berman has served as our President since June 2013 and has been an advisor to us since March 2009. Prior to joining us, from January 2010 to June 2013, Mr. Berman served as the Chief Executive Officer and President of Affectiva, Inc., an emotion measurement technology company. From June 2008 to January 2010, Mr. Berman served as an advisor to numerous startup companies, and from June 1999 to May 2008, Mr. Berman served in various roles at WebEx Communications Inc. He was most recently WebEx’s President, Worldwide Sales and Services, and before that he served as Vice President of Worldwide Sales and Services and Vice President of Worldwide Corporate Sales and Services and Vice President of Worldwide Corporate Sales. Mr. Berman holds a Bachelor of Business Administration from the University of San Diego.

Kira Makagon has served as our Executive Vice President, Innovation, since August 2012. Prior to joining us, from January 2012 to July 2012, Ms. Makagon served as the Chief Product Officer of Red Aril, Inc. a provider of media optimization solutions that was acquired by Hearst Corporation in December 2011. From April 2010 to December 2011, she served as the President of Red Aril, and from June 2009 to April 2010, she founded and served as the Chief Executive Officer of Red Aril. From January 2009 to May 2009, Ms. Makagon served as a consultant and board member of NebuAd, Inc., a developer of data capture and analysis systems. From August 2008 to December 2008, she served as Chief Executive Officer of NebuAd, and from September 2006 to July 2008, she co-founded and served as President of NebuAd. Prior to that, from 2001 to August 2006, Ms. Makagon served in various roles at Exigen Group, a provider of SaaS workflow platforms and call center solutions, including President, Ventures and Alliances, and Executive Vice President, Marketing and Business Development. From 1998 to 2000, Ms. Makagon co-founded and served as Senior Vice President, Products of Octane Software, a provider of web-based customer relationship management applications, that was acquired by Epiphany, Inc., and from 1993 to 1998, she served as Vice President of Product Development of Scopus Technology, a provider of customer relationship management solutions, that was acquired by Siebel Systems. Ms. Makagon holds a B.A. in Computer Science from the University of California, Berkeley and an M.B.A. from the University of California, Berkeley, Haas School of Business.

Praful Shah has served as our Senior Vice President, Strategy since 2010 and served as our Vice President, Strategy from April 2008 to 2010. Prior to joining us, from July 2007 to March 2008, Mr. Shah was engaged in reviewing and investing in YouWeb, LLC, an early stage technology incubator. From 1997 to June 2007, Mr. Shah served in various roles at WebEx Communications, Inc., a provider of cloud collaboration services. He was most recently WebEx’s Vice President, Strategic Communications, and before that he served as Vice President of Online Products, Vice President of Strategic Marketing, Vice President of Business Development and Vice President of Marketing. Prior to WebEx, from 1995 to 1997, Mr. Shah served at Oracle Corporation as Senior Director of Marketing for Oracle’s Internet Products and Database Products Divisions. Mr. Shah holds a bachelors degree in Electronics and Communications Engineering from Manipal Institute of Technology in India, and an M.S. in Computer Science from Pennsylvania State University.

John Marlow has served as a Senior Vice President since June 2013, and as our General Counsel and Secretary since April 2009. He was appointed as Vice President of Corporate Development in November 2008. Mr. Marlow also served on our board of directors from August 2005 until August 2011. Prior to joining us, from November 2003 to December 2008, Mr. Marlow was a founding partner at Entrepreneurs Law Group, LLP, a law firm. From January 2003 to October 2003, Mr. Marlow was a partner at Reed Smith LLP, an international law firm. From January 2002 to December 2002, he was a partner at Crosby, Heafey, Roach & May, LLP, a law firm acquired by Reed Smith. Mr. Marlow holds a B.A. in Sociology from Colgate University and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

EXECUTIVE COMPENSATION

Overview

This section describes the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer and the two other most highly compensated individuals who served as our executive officers during the year ending December 31, 2013, or fiscal 2013. These individuals are listed in the “2013 Summary Compensation Table” below and are referred to as the named executive officers in this proxy statement.

Our named executive officers for fiscal 2013 were:

•	Vladimir Shmunis, Chief Executive Officer;

•	David Berman, President; and

•	Clyde Hosein, Executive Vice President and Chief Financial Officer.

2013 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Vladimir Shmunis Chief Executive Officer	2013	426,000	—		—		317,622	—	743,622
	2012	325,000	20,313	(3)	3,166,531	(4)	126,140	—	3,637,984

David Berman(5) President	2013	179,487	—		4,387,584	(6)	136,122	—	4,703,193

Clyde Hosein(7) Executive Vice President and Chief Financial Officer	2013	121,231	—		5,346,961	(8)	90,652	—	5,558,844

(1)	The dollar amounts in this column represent the compensation cost for fiscal 2013 of stock option awards granted in fiscal 2013. These amounts have been calculated in accordance with FASB Statement No. 123 (revised) ASC Topic 718, “Share-Based Payment,” or SFAS 123R, using the Black-Scholes-Merton option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included elsewhere in this prospectus.
(2)	Amounts in this column represent amounts earned pursuant to our Bonus Plan and bonuses approved by our board of directors for fiscal 2013 and, with respect to Mr. Shmunis, for fiscal 2012 as well. Amounts earned were paid quarterly, with such payments being made in the quarter following the quarter in which the amount was earned. For each of Mr. Berman and Mr. Hosein, amounts were prorated based on the number of days that each individual was employed with us during the last three quarters of fiscal 2013 and the last two quarters of fiscal 2013 respectively.
(3)	Based on our performance in the second quarter of 2012, the board approved a discretionary bonus for Vladimir Shmunis of $20,313.
(4)	The shares underlying this option vest over three years as follows: 2.78% of the shares vest on the last day of each month commencing on January 31, 2013 subject to Mr. Shmunis’s continued role as a service provider to us.

(5)	Mr. Berman joined us in June 2013.
(6)	The shares underlying this option vest over four years as follows: 1/4th of the total shares shall vest on the one-year anniversary of June 12, 2013, with 1/48th of the total shares vesting monthly thereafter subject to Mr. Berman’s continued role as a service provider to us.
(7)	Mr. Hosein joined us in August 2013.
(8)	The shares underlying these options vest over four years as follows: 25,000 of the shares are fully vested as of August 22, 2013, and of the 768,000 remaining shares, 1/4th of such shares shall vest on the one-year anniversary of August 22, 2013, with 1/48th of such shares vesting monthly thereafter subject to Mr. Hosein’s continued role as a service provider to us.

Compensation of Directors and Executive Officers

We are committed to providing appropriate cash and equity incentives to our management, our other key employees and our directors and intend to compensate our executive officers and directors in a manner consistent with a group of public companies that our compensation committee determines is appropriate for compensation-setting purposes. Our compensation committee, in consultation with Compensia, the compensation committee’s independent compensation advisor, has reviewed the compensation arrangements, including salary, bonus and equity compensation, of our executive officers and directors from time to time, and makes adjustments, as it believes appropriate.

Non-Equity Incentive Plan Compensation

In February 2013, our board of directors, in consultation with our CEO and management team, approved a fiscal 2013 bonus opportunity under the Bonus Plan for making cash performance incentive awards to our executive officers, including our named executive officers.

For each quarter of fiscal 2013, the bonus pool under the Bonus Plan would fund based on our achievement against quarterly target levels of the following performance objectives (weighted 50% each): (i) revenues, and (ii) operating income (operating loss). In June 2013, our board of directors amended the Bonus Plan with respect to the last two quarters of fiscal 2013, such that target levels for revenues and operating income (operating loss) for the last two quarters of fiscal 2013 were to be based on the amended operating plan for fiscal 2013 that our board of directors approved in June 2013. The bonus pool under the Bonus Plan funds for each of these quarters based on our achievement against quarterly target levels of the following performance objectives (weighted 50% each): (i) revenues, and (ii) operating income (loss).

For the bonus pool under the Bonus Plan to fund for a given quarter, we had to achieve at least 90% of the quarterly revenue target and no more than 125% of the negative operating income (operating loss) target. The bonus pool would fund at up to 120% of target levels for achievement of 120% of target revenues and 83.3% of target operating loss. If the achievement percentage of any of the performance objectives exceeded these levels, our board of directors reserved the discretion to adjust the bonus pool upwards.

Following the end of the first two quarters, our board of directors reviewed, and following the end of the last two quarters, the compensation committee of our board of directors reviewed, our financial performance against the approved performance objectives under the Bonus Plan and approved cash payments for each of our named executive officers that were equal to the following percentages of his quarterly target incentive compensation amounts: 93.4% (first quarter), 100.3% (second quarter), 102.55% (third quarter) and 101.44% (fourth quarter).

The total cash incentive payments paid to our named executive officers for fiscal 2013 are described in the “Non-Equity Incentive Compensation” column of the 2013 Summary Compensation Table.

Perquisites

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees. At this time, we do not provide special plans or programs for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers at the end of fiscal 2013.

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
		Exercisable		Unexercisable
Vladimir Shmunis	1/19/2010	1,000,000	(1)	—	1.10	1/19/2020
	9/26/2012	890,000	(2)	—	6.78	9/26/2022
David Berman	6/12/2013	768,000	(3)	—	10.42	6/12/2023
Clyde Hosein	8/22/2013	768,000	(4)	—	12.86	8/22/2023
	8/22/2013	25,000	(5)	—	12.86	8/22/2023

(1)	The shares underlying this option vested, subject to Mr. Shmunis’ continued role as a service provider to us, as to 1/4th of the total shares each year, beginning on the one-year anniversary of January 1, 2010. One-quarter of the shares underlying this option were unvested as of December 31, 2013.
(2)	The shares underlying this option vest, subject to Mr. Shmunis’ continued role as a service provider to us, as to 1/36th of the total shares on January 31, 2013 and an additional 1/36th of the total shares on the last day of each month thereafter. Two-thirds of the shares underlying this option were unvested as of December 31, 2013.
(3)	The shares underlying this option vest, subject to Mr. Berman’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of June 12, 2013, with 1/48th of the total shares vesting monthly thereafter. All of the shares underlying this option were unvested as of December 31, 2013.
(4)	The shares underlying this option vest, subject to Mr. Hosein’s continued role as a service provider to us, as to 1/4th of the total shares on the one-year anniversary of August 22, 2013, with 1/48th of the total shares vesting monthly thereafter. All of the shares underlying this option were unvested as of December 31, 2013.
(5)	The shares underlying this option were immediately vested as of the grant date.

Executive Employment Arrangements

Vladimir Shmunis

We entered into an employment letter with Vladimir G. Shmunis, our Chief Executive Officer, dated September 13, 2013. Mr. Shmunis’ current base salary is $475,000, and he is eligible to earn an annual incentive bonus of up to 75% of his base salary for the current fiscal year. The employment letter with Mr. Shmunis provides for a three-year employment term, and may be extended by mutual agreement at the end of the term, but either we or Mr. Shmunis may terminate the employment relationship with us at any time.

In addition, Mr. Shmunis is entitled under his employment letter to the following severance and change of control benefits upon certain qualifying terminations.

If prior to the period beginning three months prior to and ending 12 months after a change of control (such period, the “Change of Control Period”), Mr. Shmunis’ employment is terminated without “cause” (excluding by reason of death or “disability”) or he resigns for “good reason” (as such terms are defined in his change of control and severance agreement), he will be eligible to receive the following benefits if he timely signs and does not revoke a release of claims:

•	continued payment of base salary for a period of 12 months; and

•	payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law.

If, within the Change of Control Period, his employment is terminated without cause (excluding by reason of death or “disability”) or he resigns for good reason, he will be entitled to the following benefits if he timely signs a release of claims:

•	a lump sum payment equal to (x) 18 months of his annual base salary, plus (y) 1.5x the greater of his target annual bonus for the year of the change of control or the year of his termination;

•	payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and

•	100% accelerated vesting of all outstanding equity awards.

In the event any of the amounts provided for under this letter or otherwise payable to Mr. Shmunis would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Mr. Shmunis would be entitled to receive either full payment of benefits under this letter or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Shmunis. The letter does not require us to provide any tax gross-up payments.

David Berman

We entered into an executive employment offer letter with David Berman, our President, dated June 10, 2013. The executive employment offer letter has no specific term and provides for at-will employment. Mr. Berman’s current base salary is $320,000, and he is eligible to earn an annual incentive bonus of up to 75% of his base salary for the current fiscal year.

On June 12, 2013, Mr. Berman was granted an option to purchase 768,000 shares of our Class B common stock at an exercise price of $10.42 per share, which vests over four years, with 25% vesting on the one-year anniversary of the vesting commencement date, and the remaining shares subject to the option vesting in equal monthly installments thereafter, subject to his continuous service with us through each vesting date.

In addition, under the terms of his offer letter and option agreement, in the event that we terminate Mr. Berman within 60 days prior to a “change in control” (as such term is defined in his offer letter or option agreement) or he is not hired by the surviving or successor entity or within 12 months after the change in control, Mr. Berman is terminated by the successor or surviving entity without “cause,” death or disability, or he resigns for “good reason” (as such terms are defined in his offer letter and option agreement), and subject to his signing and not revoking a release of claims against us, then 50% of the then unvested shares subject to his options and other equity awards will immediately vest in full on the termination date and be exercisable for 90 days after his termination date.

In the event we terminate Mr. Berman’s employment without “cause” or he voluntarily terminates for “good reason” (as such terms are defined in his offer letter), he is eligible to receive (i) severance equal to his base salary multiplied by the number of full months of his employment from his start date to his termination date up to a maximum of six months, payable in equal semi-monthly installments and (ii) payment by us of COBRA premiums for a number of months equal to the number of full months of his employment from his start date to his termination date up to a maximum of six months, to continue health insurance coverage for him and his eligible dependents, subject to his signing our standard separation and release agreement.

Clyde Hosein

We entered into an executive employment offer letter with Clyde Hosein, our Executive Vice President and Chief Financial Officer, dated August 7, 2013. The executive employment offer letter has no specific term and provides for at-will employment. Mr. Hosein’s current base salary is $320,000, and he is eligible to earn an annual incentive bonus of up to 75% of his base salary.

On August 22, 2013, Mr. Hosein was granted an option to purchase 25,000 shares of our Class B common stock, all of which shares were vested as of the date of the grant. Mr. Hosein was also granted an option to purchase 768,000 shares of our Class B common stock, which vests over four years, with 25% vesting on the one-year anniversary of the vesting commencement date, and the remaining shares subject to the option vesting in equal monthly installments thereafter, subject to his continuous service with us through each vesting date. Both options were granted to Mr. Hosein with an exercise price equal to $12.86 per share.

In addition, under the terms of his offer letter and option agreement, in the event that we terminate Mr. Hosein within 60 days prior to a “change in control” (as such term is defined in his offer letter or option agreement) or he is not hired by the surviving or successor entity or within 12 months after the change in control, Mr. Hosein is terminated by the successor or surviving entity without “cause,” death or disability, or he resigns for “good reason” (as such terms are defined in his offer letter and option agreement), and subject to his signing and not revoking a release of claims against us, then 50% of the then unvested shares subject to his options and other equity awards will immediately vest in full on the termination date and be exercisable for 90 days after his termination date.

In the event we terminate Mr. Hosein’s employment without “cause” or he voluntarily terminates for “good reason” (as such terms are defined in his offer letter), he is eligible to receive (i) severance equal to 12 months of his base salary, payable in equal semi-monthly installments and (ii) payment by us for up to nine months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, subject to his signing our standard separation and release agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2014, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2014, and shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2014, to be outstanding and to be beneficially owned by the person holding the option or the restricted stock units, respectively, for the purpose of computing the percentage ownership of that person. However, we have not treated such shares as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 27,581,955 shares of our Class A common stock and 39,351,752 shares of our Class B common stock outstanding as of March 31, 2013. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RingCentral, Inc., 1400 Fashion Island Blvd., 7th floor, San Mateo, California 94404.

	Class A			Class B			% of Total Voting Power†
	Shares	%		Shares	%
5% Stockholders:
Entities affiliated with Vladimir Shmunis(1)	—		*	10,436,342	25.4		23.8
Entities affiliated with Sequoia Capital(2)	—		*	9,191,963	23.4		21.8
Entities affiliated with Khosla Ventures(3)	—		*	8,686,322	22.1		20.6
Vlad Vendrow(4)	—		*	4,616,873	11.7		10.9
Named Executive Officers and Directors:
Vladimir Shmunis(1)	—		*	10,436,342	25.4		23.8
Clyde Hosein(5)	—		*	793,000	2.0		1.8
David Berman(6)	—		*	793,000	2.0		1.8
Douglas M. Leone(7)	6,730		*	9,191,963	23.4		21.8
Robert Theis(8)	6,730		*	1,327,688	3.4		3.2
David Weiden(9)	6,730		*	8,576,669	21.8		20.4
Neil Williams(10)	6,730		*	16,250		*		*
Bobby Yerramilli-Rao(11)	6,730		*	—		*		*
All executive officers and directors as a group (11 persons)(12)	39,272		*	33,115,140	75.9		71.4

(+)	Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.

(†)	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by applicable law.
(*)	Represents beneficial ownership of less than 1%.
(1)	Consists of (i) 7,946,231 shares of Class B Common Stock held of record by ELCA Fund I, L.P.; (ii) 400,000 shares of Class B Common Stock held of record by ELCA Fund II, L.P.; (iii) 400,000 shares of Class B Common Stock held of record by ELCA Fund III, L.P.; (iv) 111 shares of Class B Common Stock held of record by ELCA, LLC (collectively referred to as the “ELCA Funds”); (v) 8,000,000 shares of Class B Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested; and (vi) 890,000 shares of Class B Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, of which 395,555 shares are vested. Each of the ELCA Funds may be deemed to be indirectly controlled jointly by Vladimir Shmunis, our CEO and Chairman of the board of directors, and Sandra Shmunis, Mr. Shmunis’ wife. As a result, and by virtue of the relationships described in this footnote, Mr. and Mrs. Shmunis may be deemed to share voting and dispositive power with respect to the shares held by the ELCA Funds. The address for these entities is c/o RingCentral, Inc., 1400 Fashion Island Boulevard, 7th Floor, San Mateo, CA 94404.
(2)	Consists of (i) 8,032,857 shares of Class B Common Stock held of record by Sequoia Capital XII, L.P.; (ii) 858,529 shares of Class B Common Stock held of record by Sequoia Capital XII Principals Fund, LLC; and (iii) 300,577 shares of Class B Common Stock held of record by Sequoia Technology Partners XII, L.P. SC XII Management, LLC is the general partner of each of Sequoia Capital XII, L.P. and Sequoia Technology Partners XII, L.P. and is the managing member of Sequoia Capital XII Principals Fund, LLC (collectively referred to as the “Sequoia Capital Entities”). The managing members of SC XII Management, LLC are Michael Goguen, Douglas Leone, Michael Moritz, James Goetz and Roelof Botha. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SC XII Management, LLC may be deemed to share beneficial ownership of the shares held by the Sequoia Capital Entities. The address for each of the entities identified in this footnote is 3000 Sand Hill Road, Suite 4-250, Menlo Park, CA 94025.
(3)	Consists of (i) 8,456,181 of Class B Common Stock shares held of record by Khosla Ventures II, L.P.; (ii) 109,653 shares of Class B Common Stock held of record by VK Services, LLC; and (iii) 120,488 shares of Class B Common Stock held by certain current and former employees of Khosla Ventures over which Khosla Ventures Associates II, LLC holds voting and investment control (collectively referred to as the “Khosla Affiliated Entities”). Khosla Ventures Associates II, LLC is the general partner of Khosla Ventures II, L.P., VK Services, LLC is the sole manager of Khosla Ventures Associates II, LLC and Vinod Khosla is the managing member of VK Services, LLC. The members, or affiliates of members, of Khosla Ventures Associates II, LLC who directly hold shares of capital stock of the Registrant have granted Khosla Ventures Associates II, LLC voting and investment power with respect to such shares. Mr. Khosla, VK Services, LLC and Khosla Ventures Associates II, LLC may be deemed to have indirect beneficial ownership of the shares held by Khosla Ventures II, L.P. and the shares held by members or affiliates of members of Khosla Ventures Associates II, LLC. The address for Khosla Ventures II, L.P. is 2128 Sand Hill Road, Menlo Park, CA 94025.
(4)	Consists of (i) 4,231,773 shares of Class B Common Stock held of record by Mr. Vendrow; (ii) 185,100 shares of Class B Common Stock held of record by his children; and (iii) 200,000 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2014, of which 139,061 shares are vested. Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by him and by his children.
(5)	Consists of 793,000 shares of Class B Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, of which 25,000 shares are vested.
(6)	Consists of (i) 25,000 shares of Class B Common Stock held of record by Mr. Berman and (ii) 768,000 shares of Class B Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, none of which are vested.
(7)	Consists of (i) 6,730 shares of Class A Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested; and (ii) the shares listed in footnote (2) above which are held by the Sequoia Capital Entities. Mr. Leone, one of our directors, is a managing member of SC XII Management, LLC and therefore may be deemed to share beneficial ownership of the shares held by the Sequoia Capital Entities.
(8)	Consists of (i) 6,730 shares of Class A Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested; and (ii) 1,327,688 shares of Class B Common Stock held by Scale Venture Partners III, LP (“Scale”). Mr. Theis, one of our directors, is one of the managing members of Scale Venture Management III, LLC, the ultimate general partner of Scale. Robert Theis, Stacey Bishop, Kate Mitchell and Rory O’Driscoll are the managing members of Scale Venture Management III, LLC and share voting and investment authority over such shares, and may be deemed to share beneficial ownership of the shares held by Scale. The address for these entities is 950 Tower Lane, Suite 700, Foster City, CA 94404.

(9)	Consists of (i) 6,730 shares of Class A Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested; (ii) 8,456,181 shares of Class B Common Stock held of record by Khosla Ventures II, L.P.; and (iii) 120,488 shares of Class B Common Stock held by certain current and former employees of Khosla Ventures over which Khosla Ventures Associates II, LLC holds voting and investment control. Mr. Weiden, one of our directors, is a member of Khosla Ventures Associates II, LLC and may be deemed to share voting and dispositive power over the shares held by Khosla Ventures II, L.P. and the shares over which Khosla Ventures Associates II, LLC holds voting and investment control. The address for Mr. Weiden is 2128 Sand Hill Road, Menlo Park, CA 94025.
(10)	Consists of (i) 6,730 shares of Class A Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested; and (ii) 16,250 shares of Class B Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested.
(11)	Consists of 6,730 shares of Class A Common Stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2014, all of which are vested.
(12)	Consists of (i) 1,875 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of March 31, 2014; (ii) 37,397 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2014, all of which are vested, (iii) 28,820,996 shares of Class B Common Stock beneficially owned by our current directors and officers; and (iv) 4,292,895 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of March 31, 2014, of which 1,717,831 shares are vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Non-Employee Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2013 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement which provides, among other things, that certain holders of our common stock, including stockholders affiliated with some of our directors, have the right to request that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Limitation of Officer and Director Liability and Indemnification Arrangements

Our certificate of incorporation and bylaws each provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Other than as described above under this section titled “Certain Relationships and Related Person Transactions,” since January 1, 2013, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2013, all Section 16(a) filing requirements were satisfied on a timely basis.

Incorporation by Reference

The information contained above under the caption “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that RingCentral specifically incorporates it by reference into such filing.

2013 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2013 are included in our annual report on Form 10-K, filed with the SEC on February 26, 2014, and which we will also make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at ir.ringcentral.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, RingCentral, Inc., 1400 Fashion Island Blvd., 7th Floor, San Mateo, CA 94404.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Mateo, California
April 10, 2014

RingCentral

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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ENDORSEMENT_LINE SACKPACK

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Electronic Voting Instructions

DESIGNATION (IF ANY)

Available 24 hours a day, 7 days a week!

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Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2014.

Vote by Internet

Go to www.investorvote.com/RNG

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Follow the instructions provided by the recorded message

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposal 2.

1. Election of two Class I Directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified.

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For Withhold For Withhold

01 - Vladimir Shmunis 02 - Neil Williams

For Against Abstain

2. Ratification of the appointment of KPMG LLP as RingCentral’s independent registered public accounting firm for the year ending December 31, 2014.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

RingCentral

Proxy — RINGCENTRAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Vladimir Shmunis, John Marlow and Bruce Johnson, as Proxies with full power in each to act without the others and with the power of substitution in each, to represent and to vote all the shares of Class A common stock and Class B common stock which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of RingCentral, Inc., to be held at the Marriott San Mateo Hotel, 1770 South Amphlett Boulevard, San Mateo, CA 94402, on Friday, May 16, 2014 at 10:00 a.m., Pacific Daylight Time, or at any postponements or adjournments thereof, and instructs said Proxies to vote as specified on the reverse side of this form.

Shares represented by this proxy will be voted as directed by the stockholder. If no such direction is indicated, this proxy will be voted FOR Proposals 1 and 2; and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.